Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Hostess Brands, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(h)	4,000,000	$23.26	$93,040,000.00	$92.70 per $1,000,000	$8,624.81
Total Offering Amount					$93,040,000.00		$8,624.81
Total Fee Offsets							$0
Net Fee Due							$8,624.81

1The shares of Class A Common Stock, par value $0.0001 per share (the “Class A Shares”) of Hostess Brands, Inc. (the “Registrant”) being registered relate to awards to be undertaken in the future, with such terms and vesting conditions, as applicable, to be determined in accordance with the provisions of the Amended and Restated Hostess Brands, Inc. 2016 Equity Incentive Plan (the “Plan”).
2Pursuant to Rule 416(a) under the Securities Act, this Registration Statement covers any additional securities as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations, other capital adjustments or similar transactions.
3Estimated pursuant to Rule 457(h) under the Securities Act solely for purposes of calculating the registration fee. The fee is computed based upon $23.26, which represents the average of the high and low prices per share of the Registrant’s Common Stock on August 30, 2022, as reported on the Nasdaq Stock Market LLC.